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                                                                    Exhibit 99.1


                                                          [Nortel Networks Logo]

NEWS RELEASE




WWW.NORTELNETWORKS.COM



FOR IMMEDIATE RELEASE                                 OCTOBER 2, 2001


For more information:

Investors:                                            Media Relations:
Nortel Networks                                       David Chamberlin
888-901-7286                                          Nortel Networks
906-863-6049                                          972-685-4648
investor@nortelnetworks.com                           ddchamb@nortelnetworks.com



NORTEL NETWORKS UPDATES WORK PLAN AND PROVIDES OUTLOOK FOR THIRD QUARTER 2001


BRAMPTON, ONT. -- Nortel Networks* Corporation(a) [NYSE/TSE: NT] today announced updates to its "work plan" and provided its expected business performance for the third quarter of 2001 (U.S. GAAP). As part of its work plan to adjust to the current global telecom market environment, the Company has taken additional steps in the third quarter and is planning to take further actions, as outlined below. For the third quarter of 2001, the Company expects revenues from continuing operations to be approximately US$3.5 billion and a pro forma net loss from continuing operations(b), excluding incremental provisions and other charges, of approximately US$910 million (after-tax). Including incremental charges of approximately US$1.3 billion (after-tax), restructuring charges of approximately US$735 million (after-tax), and ongoing amortization of intangible assets of approximately US$650 million (after-tax), the Company expects a net loss of approximately US$3.6 billion (after-tax) in the third quarter of 2001.

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"While the magnitude of the market adjustment from previous levels of expenditures has been challenging, we believe we are beginning to see some early signs that the expected capital spending by service providers is approaching sustainable levels," said John Roth, president and chief executive officer, Nortel Networks. "Early indications of the outcome of the rationalization among service providers are beginning to become apparent and we have also seen recent announcements of major reductions in telecom spending. Nortel Networks has made excellent progress on our work plan to drive towards breakeven and positive cash flow. In light of the current levels of expected industry spending, we are adjusting our work plan and targeting a cost structure, expected to be in place during the first quarter of 2002, to drive breakeven at a quarterly revenue level well below US$4 billion, instead of the US$5 billion quarterly revenue level outlined previously. As we do this, we will continue to invest to drive leadership in three key areas of focus: Optical Long Haul Networks; Wireless Networks; and Metro Networks, which encompasses: metro optical networking; IP networking and intelligent service engines; security; and voice over packet and circuit to packet solutions for service providers and corporations."

Sizing the Company's resources to effectively execute in its three focus areas and driving to its targeted breakeven cost structure, Nortel Networks expects its overall workforce to be approximately 45,000 following additional workforce reductions (Nortel Networks expects to notify substantially all of the impacted employees by October 31, 2001) and the divestiture of non-core businesses (expected to ultimately approach approximately 10,000 positions). A workforce reduction and related charge will be recorded in the fourth quarter of 2001.

The incremental charges included in the expected pro forma net loss from continuing operations(b) in the third quarter of 2001 is comprised of approximately US$750 million (pre-tax) for excess and obsolete inventory, primarily Optical Inter-city; approximately US$750 million (pre-tax) for increased provisions related to trade receivables and customer financing; and approximately US$400 million (pre-tax) primarily related to charges associated with certain third party investments.

Nortel Networks expects to take a restructuring charge in the third quarter of 2001 comprised of: approximately US$815 million (pre-tax) related to the expected completion of the workforce reductions announced in June 2001 and the closure of certain facilities related to the workforce reduction and business streamlining activities; and approximately US$240 million (pre-tax) primarily related to an estimated approximately 50 percent reduction in the manufacturing and systems house capacity of its Photonic Components business.




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"We are extremely pleased with all aspects of our cash management in the quarter and the significant improvement in our cash position compared to second quarter," said Frank Dunn, chief financial officer, Nortel Networks. "Further, we did not draw on any of our existing credit facilities, and we have noticeably reduced our short term borrowings in the quarter. Our third quarter actions have significantly enhanced our strong liquidity position."

"As part of our work plan, we also made good progress on the divestiture of non-core businesses. We have now entered into, announced or completed transactions that are expected to result in cash proceeds of approximately US$700 million, the majority of which is to be received over the next two quarters," said Dunn.

Certain of the above actions will also impact Nortel Networks Limited(a) (NNL), Nortel Networks Corporation's principal operating subsidiary. NNL, whose financial results are fully consolidated into Nortel Networks Corporation's results, has preferred shares publicly traded in Canada. For the third quarter of 2001, NNL expects to take charges substantially equal to the expected charges to be taken by Nortel Networks Corporation. The estimated charges are included in the estimated consolidated Nortel Networks Corporation charges described above. Also in the quarter, Nortel Networks Corporation strengthened the financial position of NNL by converting US$1.8 billion in existing intercompany loans to NNL into equity.

Nortel Networks will announce its third quarter 2001 results on October 18, 2001. Nortel Networks financial results are prepared in accordance with United States generally accepted accounting principles.

Nortel Networks is a global leader in networking and communications solutions and infrastructure for service providers and corporations. The Company is at the forefront of transforming how the world communicates, exchanges information and profits from the high-performance Internet through capabilities spanning Optical Long Haul Networks; Wireless Networks; and Metro Networks. Nortel Networks does business in more than 150 countries and can be found on the Web at www.nortelnetworks.com.






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Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the severity and duration of the industry adjustment; the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; fluctuations in operating results and general industry, economic and market conditions and growth rates; the ability to recruit and retain qualified employees including at the most senior management levels; fluctuations in cash flow, the level of outstanding debt and debt ratings; the ability to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of the credit risks of our customers and the impact of increased provision of customer financing and commitments; stock market volatility; the entrance into an increased number of supply, turnkey, and outsourcing contracts which contain delivery, installation, and performance provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; the future success of our strategic alliances; and the adverse resolution of litigation. For additional information with respect to certain of these and other factors, see the reports filed by Nortel Networks Corporation and Nortel Networks Limited with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks Corporation and Nortel Networks Limited disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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(a)  On May 1, 2000, Nortel Networks Corporation acquired all of the outstanding common shares of Nortel Networks Limited (formerly called Nortel Networks Corporation) by way of a Canadian court-approved plan of arrangement.
     Nortel Networks Limited has preferred shares outstanding, which are publicly traded in Canada. Nortel Networks Limited's financial results have been consolidated into the results reported for Nortel Networks
     Corporation.
(b) Pro forma net earnings/loss from continuing operations is defined as reported net loss from continuing operations before "Acquisition Related Costs" (in-process research and development expense, and the amortization of acquired technology and goodwill from all acquisitions subsequent to July 1998), stock option compensation from acquisitions and divestitures, and one-time gains and charges.


*Nortel Networks, the Nortel Networks logo and the Globemark are trademarks of Nortel Networks.


Nortel Networks will host a teleconference to discuss this announcement.

TIME:                5:00 p.m. - 6:00 p.m. ET on Tuesday, October 2, 2001.

To participate, please call the following at least 15 minutes prior to the start of the event.

Teleconference:
North America:       1-888-227-5442
International:       1-416-641-6715

Replay:
(Available one hour after the conference until 5:00 p.m. ET, October 7, 2001)
North America:       1-800-633-8625                         Passcode:  19802578#
International:       1-858-812-6450                         Passcode:  19802578#